EXHIBIT 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES ENTRY INTO MARCELLUS SHALE
AND PROVIDES INITIAL 2009 CAPITAL PROGRAM GUIDANCE

•	Access to 43,000 net acres with Marcellus shale potential in Pennsylvania

•	Capital investments in 2009 to be within cash flow; program to balance high return development projects and strategic testing in the Haynesville, Eagleford, Marcellus, and Three Forks programs

•	Assuming flat current near-month commodity prices, 2009 exploration and development investment would be down over 50% from $758 million forecast for 2008

DENVER, December 22, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today announces its entry into the Marcellus shale play in Pennsylvania.  Additionally, the Company is providing initial guidance regarding its 2009 capital investment program.

MARCELLUS SHALE ACREAGE

St. Mary has entered into agreements that allow the Company to earn approximately 43,000 net acres (50,000 gross acres) with potential for the Marcellus shale in north central Pennsylvania.  The acreage is located in McKean and Potter counties.  St. Mary plans to test portions of the acreage in 2009.

 “I am pleased to announce our entry into the Marcellus shale.  We have exposed ourselves to a meaningful, largely contiguous acreage position at an attractive cost,” remarked Tony Best, President and CEO.  “St. Mary will be able to apply its expertise in horizontal drilling to develop this emerging play, and one of our partners in these arrangements has existing infrastructure and takeaway capacity that we believe will be a competitive advantage going forward.”

CAPITAL PROGRAM FOR 2009

Tony Best commented, “St. Mary’s objective is to build net asset value per share, which necessitates a focus on maintaining high returns on capital employed.   Capital costs to drill and complete wells are coming down rapidly in response to the slowing of activity in the industry.  In this environment, it makes sense to defer discretionary capital investment when possible to capture the additional value that can be generated on projects by executing them at significantly lower costs.  St. Mary plans to drop six drilling rigs by the end of January 2009, at which time we will be running nine rigs to meet existing contractual or leasehold obligations.  We will focus our investment with these committed rigs in the first half of 2009 by testing areas of strategic importance, namely the Haynesville, Eagleford, and Marcellus shale programs.   We plan to defer much of our discretionary development activity until the second half of the year.

“St. Mary’s Board has approved a 2009 plan that allows the Company to invest at or within our generated cash flows.  Our program for next year is designed to protect our balance sheet and to allow for a high degree of flexibility in drilling activity.  We have the ability to accelerate our operations if market conditions improve or defer further investment if conditions warrant.”

Based on flat pricing of roughly $42 per barrel of oil and $5.30 per Mcf of gas (approximate near-month NYMEX levels), the Company estimates that it would invest approximately $350 million in exploration and development activities in 2009.  This represents a 54% decrease from the $758 million forecasted for exploration and development activities in 2008.  An approximate break down of capital investment under that scenario is provided below.

2009 Exploration & Development Capital Scenario with Current Near-Month Pricing Held Flat
($ in millions)

Development Activity
Woodford Shale	$46
Cotton Valley & James Lime	52
Wolfberry	28
Other	50

New Resource Plays & Exploration*	75
Land & Seismic	40
Overhead & Facilities	59
TOTAL	$350

*Included in the New Resource Plays & Exploration caption above is capital for Company-operated testing of the Haynesville, Eagleford, Marcellus, and Three Forks formations.

Assuming this capital scenario, including the timing considerations discussed above, St. Mary estimates its production for 2009 would be between 105 and 109 BCFE.

Tony Best added, “St. Mary is well positioned to enter what could be a very challenging year for the exploration and production industry based on the current outlook for commodity prices and the limited availability of external financing.  Our strong balance sheet, significant availability under our revolving credit facility, limited capital commitments, and favorable hedging position are great assets to have as we enter a period of some uncertainty.  We look forward to testing the key resource plays in our portfolio in 2009 and to accelerating our discretionary activities when market conditions improve.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the Company to renew its revolving credit facility, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with our hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K/A and subsequent quarterly reports on Form 10-Q filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.